Exhibit 99.3
MMLP Definitive Proxy Employee Note
Subject: Definitive Proxy Filed – Please vote TODAY for the MRMC transaction

To All Martin Employees,

Last week, we achieved a milestone towards completing our transaction with MRMC through the filing of our definitive proxy statement with the U.S. Securities and Exchange Commission. Those of you who are MMLP unitholders will receive proxy materials in the mail, which provide background on the transaction and the value it delivers to unitholders, and instructions explaining how unitholders can vote. These proxy materials will also be made available to unitholders at MaximizeValueforMMLP.com. We are confident the MRMC transaction is in the best interests of all unitholders, and we urge you to vote your units FOR the transaction.

Unitholders of record as of November 8, 2024 are entitled to vote at the meeting, which is scheduled to take place on December 30, 2024.

In connection with the transaction, the Martin Unit Purchase Plan (“MUPP”) was frozen such that no further payroll contributions may be made while the transaction remains outstanding. Upon closing of the transaction, the MUPP will be terminated. This means that if you own Common Units in individual MUPP accounts, those accounts will be acquired by MRMC at closing and you will receive $4.02 for each Common Unit owned. If the Merger Agreement is terminated, payroll deductions under the MUPP will resume.

We recommend that you vote today “FOR” the MRMC transaction. You may vote online, by phone, or by mail by following the instructions in WHITE proxy card you receive. If you have questions about how to vote your units, please contact our proxy solicitor, Innisfree M&A, toll-free from the U.S. and Canada at (877) 750-8334, or at +1 (412) 232-3651 from other countries. In addition, you may call (833) 213-7188 toll-free to reach our internal employee only proxy help line. The internal line will be answered Monday – Friday, 8:00 am – 5:00 pm CT, by the Tax Department who can assist you in voting your shares online.

Please note that your vote is very important! Every unit without a vote is effectively counted as a vote AGAINST the transaction. Therefore, no matter how many units you own, your vote is important, and your support is needed to complete the transaction and maximize the value of your MMLP investment.

Thank you for your continued dedication to the Martin Companies.

Sincerely,
Bob Bondurant
FORWARD-LOOKING STATEMENTS
This communication includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements are identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “should,” “will” or similar expressions. These forward-looking statements and all references to the transaction described herein rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the ability of the parties to consummate the transaction in the anticipated timeframe or at all, including MRMC’s ability to fund the aggregate merger consideration; risks related to the satisfaction or waiver of the conditions to closing the transaction in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approval and MMLP unitholder approval; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs associated with the transaction; and the risk of litigation and/or regulatory actions related to the transaction, (ii) uncertainties relating to MMLP’s future cash flows and operations, (iii) MMLP’s ability to pay future distributions, (iv) future market conditions, (v) current and future governmental regulation, (vi) future taxation, and (vii) other factors, many of which are outside MMLP’s control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the SEC as well as MMLP’s definitive proxy statement filed with the SEC on November 27, 2024. Forward-looking statements speak only as of the date they are made, and MMLP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise except where required to do so by law.
IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION
In connection with the proposed merger, MMLP has filed with the SEC and furnished to MMLP’s unitholders the definitive proxy statement on Schedule 14A and a proxy card. MMLP, MRMC and certain of their affiliates have jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. This material is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that MMLP has filed with the SEC in connection with the proposed transaction. The final proxy statement was mailed to MMLP’s unitholders on or about November 27, 2024 to the unitholders of record as of the close of business on November 8, 2024. BEFORE MAKING ANY VOTING DECISION, MMLP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.
Investors and security holders may obtain free copies of the proxy statement and other relevant documents filed with the SEC by MMLP through the website maintained by the SEC at www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and other documents filed with the SEC by MMLP are available free of charge through MMLP’s website at www.MMLP.com, in the “Investor Relations” tab, or by contacting MMLP’s Investor Relations Department at (877) 256-6644.
PARTICIPANTS IN THE SOLICITATION
MMLP and the directors and executive officers of MMLP’s general partner, and MRMC and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from MMLP’s unitholders in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the unitholders of MMLP in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, are included in the proxy statement, as filed with the SEC on November 27, 2024, and other relevant materials filed with the SEC. Information about the directors and executive officers of MMLP’s general partner and their ownership of MMLP common units is also set forth in MMLP’s Form 10-K for the year ended December 31, 2023, as previously filed with the SEC on February 21, 2024. To the extent that their holdings of MMLP’s common units have changed since the amounts set forth in MMLP’s Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described in the paragraphs above.